Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of Western Refining, Inc. of our report dated March 1, 2006, with respect to the financial statements of Western Refining Company, L.P. for the year ended December 31, 2005 and our report dated March 17, 2006, with respect to the financial statements of Western Refining Inc. for the period from September 16, 2005 (inception) through December 31, 2005 included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.
          /s/ Ernst & Young LLP
Dallas, Texas
March 29, 2006